Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is made as of July 3, 2006, by and between Biolase Technology, Inc., a Delaware corporation (the “Company”) and Robert Grant (“Grant”). The Company and Grant are sometimes referred to collectively as the “Parties.”

RECITALS

WHEREAS, Grant was the former President, Chief Executive Officer and Acting Chairman of the Board of the Company and voluntarily resigned from those positions effective on or about May 9, 2006 in order to pursue other career opportunities;

WHEREAS, during his employment with the Company, Grant acquired options to purchase shares of the Company’s Common Stock, par value $0.001 per share, in the amount set forth on Exhibit A hereto (the “Options”), which options are fully vested but which options are subject to certain resale restrictions; and

WHEREAS, Grant and the Company desire to enter into an agreement such that Grant will forfeit a portion of his Options and provide the Company with a general release of claims against the Company and its Board of Directors in exchange for the Company releasing the resale restrictions that apply to the Options and providing Grant with a general release of claims.

AGREEMENT

NOW, THEREFORE, in reliance on the mutual covenants, releases, agreements and conditions contained herein and subject to the provisions and terms of this Agreement and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:

1. Forfeiture of Options. Grant hereby forfeits all right, title and interest in and to, and hereby agrees not to exercise (i) all or any portion of the Option to purchase 10,000 shares of Common Stock granted to Grant on June 30, 2003; (ii) all or any portion of the Option to purchase 90,000 shares of Common Stock granted to Grant on August 8, 2003; and (iii) the right to acquire 62,000 shares of Common Stock pursuant to the Option to purchase 400,000 shares of Common Stock granted to Grant on October 26, 2004. Grant hereby represents and warrants that, except as set forth on Exhibit A hereto, Grant does not own, possess or otherwise hold an interest in any option, warrant, agreement, contract or other right to purchase from the Company any shares of capital stock of the Company.

2. Waiver of Resale Restrictions. The Parties agree that the Resale Restriction Agreement by and between the Company and Grant dated December 16, 2005 (the “Resale Restriction Agreement”), is hereby terminated and shall have no further force and effect, and that the Options not otherwise forfeited pursuant to Section 1, and the Common Stock issuable upon exercise of such Options, shall no longer be subject to the Resale Restrictions (as defined in the Resale Restriction Agreement). The Company further agrees that the remaining portion of the Option granted to Grant on October 26, 2004 (which relates to the 338,000 shares of Common Stock not forfeited pursuant to Section 1 above) is fully vested and Grant can exercise that portion of the Option to purchase those shares at any time after the execution of this Agreement by the Parties.

3. Release by Grant.

(a) In exchange for the consideration provided to Grant by the Company in this Agreement and for the Company’s release in Section 4, Grant hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to Grant’s signing of this Agreement (such release, the “Grant Release”). The Grant Release includes, but is not limited to: (1) all claims arising out of or in any way related to Grant’s employment with and separation from the Company; (2) all claims related to Grant’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the 1964 Civil Rights Act, as amended, the Age Discrimination in Employment Act (“ADEA”), the California Fair Employment and Housing Act, the Equal Pay Act of 1963, as amended, the provisions of the California Labor Code, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Sarbanes-Oxley Act of 2002, and any other state, federal, or local laws and regulations relating to employment and/or employment discrimination. The only exceptions are claims Grant may have for unemployment compensation and worker’s compensation, base salary (through the last date of Grant’s employment), outstanding business expenses, and unused vacation earned through the date of Grant’s separation of employment.

(b) Grant acknowledges that, among other rights, Grant is waiving and releasing any rights Grant may have under ADEA, that the Grant Release is knowing and voluntary, and that the consideration given for the Grant Release is in addition to anything of value to which Grant was already entitled as an employee of the Company. Grant further acknowledges that Grant has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Grant Release does not relate to claims under the ADEA which may arise after this Agreement is executed; (b) Grant is hereby advised to consult with an attorney prior to executing this Agreement (although Grant may choose voluntarily not to do so); and (c) Grant has been granted twenty-one (21) days from the date he was presented this Agreement to consider the Grant Release (although Grant may choose voluntarily to execute this Agreement earlier, such execution to indicate his waiver of the remainder of the 21-day period); (d) Grant has seven (7) days following the execution of this Agreement to revoke his consent to the Grant Release; and (e) no term or provision of this Agreement shall be effective until the seven (7) day revocation period has expired without Grant revoking his consent to the Grant Release. By the Grant Release, Grant is not releasing the Company from its continuing obligations under the indemnification provisions set forth in Section 10 of the Employment Agreement between the Company and Grant dated October 26, 2004, as amended (the “Employment Agreement”).

4. Release by Company. In exchange for the consideration provided to the Company by Grant in this Agreement and for the Grant Release, the Company, on behalf of itself and each of its respective officers, directors, shareholders, employees, attorneys, partners, associates, agents, representatives, predecessors, successors, assigns, and anyone who could claim by or through them, past, present and future, hereby unconditionally and irrevocably releases and forever discharges Grant, his representatives, predecessors, successors, assigns, spouses, heirs, executors and trustees, past, present and future, from any and all claims, demands, causes of action, damages and expenses, whether known or unknown, suspected or unsuspected, with respect to (1) all claims arising out of or in any way related to Grant’s employment with or separation from the Company; and (2) all claims related to Grant’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, or any other ownership interests in the Company (such release, the “Company Release”). By the Company Release, the Company is not releasing Grant from his continuing obligations under the proprietary information and confidentiality provisions set forth in Section 8 of the Employment Agreement and the non-solicitation provisions set forth in Section 6 (e) of the Employment Agreement.

5. Section 1542 Waiver. Both Grant and the Company expressly waive and relinquish any and all rights and benefits they now have or may have in the future under the terms of Section 1542 of the Civil Code of the State of California (“Section 1542”), which sections reads in full as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Notwithstanding Section 1542, and subject to the continuing obligations under the proprietary information and confidentiality provisions set forth in Section 8 of the Employment Agreement, the non-solicitation provisions set forth in Section 6(e) of the Employment Agreement and the indemnification provisions in Section 10 of the Employment Agreement, the Company and Grant knowingly and voluntarily waive the provisions of Section 1542 as well as any other statutory or common law provisions of similar effect and acknowledge and agrees that this waiver is an essential part of this Agreement.

6. Continuing Obligations. Grant acknowledges his continuing obligations under the proprietary information and confidentiality provisions set forth in Section 8 of the Employment Agreement and the non-solicitation provisions set forth in Section 6(e) of the Employment Agreement. The Company acknowledges its continuing obligations under the indemnification provisions in Section 10 of the Employment Agreement. Nothing contained in this Agreement shall be deemed to modify, amend or supersede the obligations set forth in Sections 6(e), 8 and 10 of the Employment Agreement.

7. Representations. By signing this Agreement, Grant hereby represents that he has no actual knowledge of, without any obligation to conduct any investigation into, any affirmative conduct or the failure to act on the part of the Company, its officers, directors, and/or employees concerning the Company’s business practices, its reporting obligations, its customers and/or prospective customers, its products, and/or any other any other aspect of the Company’s business, which Grant has any reason to believe rise to the level of unfair, improper and/or unlawful conduct pursuant to any state or federal law, rule, regulation or order, including, but not limited to, any rule, regulation or decision promulgated or enforced by the Securities and

Exchange Commission, or which has been promulgated or enforced by any other state or federal office or administrative body pursuant to the Sarbanes-Oxley Act of 2002.

8. Final Agreement. With the exception of the terms set forth in the proprietary information and confidentiality provisions set forth in Section 8 of the Employment Agreement, the non-solicitation provisions set forth in Section 6 (e) of the Employment Agreement and the indemnification provisions in Section 10 of the Employment Agreement, this Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and Grant with regard to the subject matter hereof. Grant is not relying on any promise or representation by the Company that is not expressly stated herein and the Company is not relying on any promise or representation by Grant that is not expressly stated herein. This Agreement may only be modified by a writing signed by both Grant and a duly authorized officer of the Company.

9. Indemnification Rights. The Parties agree that this Agreement does not in any way compromise or lessen Grant’s contractual and statutory rights to be indemnified by the Company or otherwise be covered under any applicable insurance policies that Grant would otherwise be entitled to receive and/or be covered by.

10. Reimbursement for Attorney’s Fees. The Company hereby agrees to reimburse Grant for up to $5,000 of his attorney’s fees incurred in connection with the matters addressed in this Agreement, such amount to be reimbursed upon presentation to the Company of an invoice evidencing incurrence of such fees. The Company agrees to pay such reimbursement amounts within ten (10) business days of presentation of an invoice to the Company.

11. Law Applicable. This Agreement shall be deemed to have been entered into in the State of California and all questions concerning the validity, interpretation, or performance of any of its terms or provisions or of any rights or obligations of the Parties hereto shall be governed by and resolved in accordance with the laws of the State of California.

12. No Prior Assignments. The Parties hereby represent and warrant that they are the lawful owners of all rights, claims, and actions which are the subject of this Agreement, and that they have not assigned any of such rights, claims, and actions described herein.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes and all of which, when taken together, shall constitute one and the same agreement.

14. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other Sections (or portions thereof) shall remain fully valid and enforceable.

15. Revocation. If Grant wishes to revoke the Grant Release, Grant shall deliver written notice stating his intent to revoke the Grant Release to Jeffrey W. Jones, at the offices of the Company on or before 5:00 p.m. on the seventh (7th) Day after the date on which he signs this Agreement.

16. Binding Effect. This Agreement and each provision hereof shall bind and inure to the benefit of the respective heirs and personal representatives of the Parties.

[signature pages follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Biolase Technology, Inc.

Date: July 3, 2006	By:	/s/ Richard Harrison
	Title:	Executive Vice President, Chief Financial, Officer and Secretary

Robert Grant

Date: July 3, 2006	/s/ Robert Grant

EXHIBIT A

OUTSTANDING OPTIONS

Number of Shares of Common Stock Subject to Option	Grant Date	Exercise Price
10,000	6/30/2003	$10.79
90,000	8/8/2003	$11.02
400,000	10/26/2004	$5.98